EXHIBIT 99.1

Appliance Recycling Centers of America, Inc. 7400 Excelsior Boulevard, Minneapolis MN 55426 (952) 930-9000

FOR IMMEDIATE RELEASE	FOR MORE INFORMATION CONTACT:
Edward R. (Jack) Cameron (952) 930-9000
Richard G. Cinquina, Equity Market Partners
(612) 338-0810

Appliance Recycling Centers of America Awarded Multi-Year Appliance Recycling Contract Totaling Up To $40 Million (U.S.) By Ontario Power Authority

Minneapolis, MN—June 15, 2007—Appliance Recycling Centers of America, Inc. (Nasdaq: ARCI) today announced that its Canadian subsidiary, ARCA Canada Inc., has been awarded a multi-year contract of up to $40 million ($44 million Canadian) to recycle older, inefficient but working refrigerators, freezers and room air conditioners by the Ontario Power Authority (OPA).

Aimed at reducing energy consumption throughout the province of Ontario by taking inefficient appliances out of service, the program is scheduled to commence June 25 and run through the end of 2010. If this year’s recycling targets are met, ARCA would realize revenues of approximately $3 to $4 million over the balance of 2007.

Under terms of the OPA program, ARCA will collect eligible appliances from homes and then recycle them in an environmentally responsible manner, adhering to all governmental laws and standards. To handle projected recycling volumes, ARCA will expand its appliance recycling center in Ontario previously used for handling a pilot project with the OPA. Additional local jobs will be created as a result of this investment.

Edward R. (Jack) Cameron, ARCA’s president and chief executive officer, commented: “We sincerely thank the OPA for the confidence it is showing in ARCA and our advanced recycling technologies. Given our pioneering efforts in large-scale appliance recycling and proven track record that extends back to the late 1980s, we believe ARCA will meet the needs and expectations of our OPA partner.”

He continued: “Appliance recycling programs like the OPA’s are a proven means for achieving significant energy savings, which can reduce the need for additional electrical generation capacity. Over the past year, we have seen growing interest in such programs among electric utilities and government agencies in view of persistently high energy costs, and both the OPA and previously announced Los Angeles Department of Water and Power programs appear to bear out this contention. As the nation’s leading provider of appliance recycling services, we believe ARCA is well-positioned to continue benefiting from the growing need for energy conservation.”

About ARCA

ARCA is one of the nation’s largest recyclers of major household appliances for the energy conservation programs of electric utilities and government agencies. Through its ApplianceSmart operation, ARCA also is one of the nation’s leading retailers of special-buy household appliances, primarily those manufactured by Maytag, GE, Frigidaire and Whirlpool. These special-buy appliances, which include close-outs, factory overruns and scratch-and-dent units, typically are not integrated into the manufacturer’s normal distribution channel. ApplianceSmart sells these virtually new appliances at a discount to full retail, offers a 100% money-back guarantee and provides warranties on parts and labor. As of June 2007, ApplianceSmart was operating 15 factory outlets: five in the Minneapolis/St. Paul market; three in the Columbus, Ohio, market; four in the Atlanta market; two in San Antonio, Texas and one in Los Angeles.

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Statements about ARCA’s outlook are forward-looking and involve risks and uncertainties, including but not limited to: the strength of recycling programs, the growth of appliance retail sales, the speed at which individual retail stores reach profitability, and other factors discussed in the Company’s filings with the Securities and Exchange Commission.